$50,000,000.00                                                 September 5, 1996


                    ELEVENTH REPLACEMENT REVOLVING LOAN NOTE


     FOR VALUE RECEIVED, PIERCING PAGODA, INC. ("Borrower"), a Delaware corporation having its chief executive office at 3910 Adler Place, Bethlehem, Pennsylvania 18016, promises to pay to the order of SUMMIT BANK, successor-in-interest to First Valley Bank ("Bank"), its successors and assigns, at the office of Bank located at One Bethlehem Plaza, Bethlehem, Pennsylvania 18018 or at such other location as designated by Bank from time to time, on or before October 31, 1996, the principal sum of Fifty Million ($50,000,000.00) Dollars or, if less, the unpaid principal amount of all loans and advances made by Bank to or for the benefit of Borrower under and as part of the Revolving Loan described in that certain Third Amended and Restated Loan Agreement dated February 13, 1995 between Borrower and Bank (under its former name), as amended by that certain letter agreement dated April 21, 1995 between Borrower and Bank (under its former name), that certain Amendment to Third Amended and Restated Loan Agreement dated August 4, 1995 between Borrower and Bank (under its former name), that certain Second Amendment to Third Amended and Restated Loan Agreement dated November 21, 1995 between Borrower and Bank (under its former name), and that certain Third Amendment to Third Amended and Restated Loan Agreement of even date herewith (the "Third Amendment") between Borrower and Bank (as amended, the "Loan Agreement"), together with interest thereon as specified herein.

     This Note is that certain Eleventh Replacement Revolving Loan Note issued in accordance with the terms and subject to the conditions of, and referred to in, the Third Amendment and the Loan Agreement and all related instruments, agreements and documents. All capitalized terms not otherwise defined in this Note shall have the meanings ascribed to such terms in the Loan Agreement. The outstanding principal balance of all loans made hereunder pursuant to the Loan Agreement at any time shall be evidenced by Bank's books and records, which shall be deemed to be conclusive and irrefutable evidence of the correctness thereof unless Borrower objects thereto within thirty (30) days of receiving notice thereof.

     Notwithstanding the face amount of this Note the Line Limit shall be Fifty Million ($50,000,000.00) Dollars and the Cash Advance Sublimit shall be Thirty Million and 00/100 ($30,000,000.00) Dollars.

     Interest on the outstanding principal balance of the Revolving Loan shall accrue and be payable at a per annum rate equal to the Prime Rate in effect from time to time minus three-quarters (3/4%) percent (the "Variable Revolving Loan Rate"). Each time the Prime Rate shall change, the Variable Revolving Loan Rate shall change contemporaneously with such change in the Prime Rate.

     Interest on all Loans shall be calculated on the basis of a year of 360 days for the actual number of days elapsed, and shall be due and payable monthly, in arrears, on the fifteenth day of each month, commencing September 15, 1996.

     Except as hereinafter provided, interest shall continue to accrue and be payable on the unpaid principal balance of this Note at the aforesaid rate of interest notwithstanding any demand for payment, acceleration and/or entry of judgment for such sums. If any scheduled payment of principal or interest is not made within five (5) days after Bank mails notice of non-payment to Borrower, there shall become immediately due and payable, and Borrower shall pay to Bank, an additional sum equal to five (5%) percent of the amount of such payment.

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          Each  installment  shall  be  applied  on  account  of  the  interest, principal, late charges, or other sums payable hereunder in such order as the Bank may, in its sole discretion, determine.

DISBURSEMENT OF PROCEEDS - Borrower hereby represents and warrants to Bank that the principal of this Note will be used solely for business and/or commercial purposes.

RIGHT TO COMPLETE NOTE - Bank may at any time from time to time, without notice to any obligor for the Obligations: (1) date this Note as of the date when the loan evidenced hereby was made; (2) complete any blank spaces according to the terms upon which Bank has granted such loan; and (3) cause the signature of one or more Persons to be added as additional borrowers without in any way affecting or limiting the liability of the existing obligors for the Obligations to Bank.

EVENTS OF DEFAULT - Each of the following shall be an "Event of Default" hereunder: (1) Borrower shall fail to pay when due any installment of principal or interest payable hereunder or any Obligations and such failure shall continue for a period of five (5) Business Days after the mailing of notice of such default by Bank; (2) Borrower shall fail to observe or perform any other Obligation to be observed or performed by them hereunder, under the Loan Agreement or under any other agreement between Borrower and Bank.

BANK'S RIGHTS UPON DEFAULT - Upon the occurrence of an Event of Default, Bank shall have all rights and remedies set forth in the Loan Agreement including, but not limited to:

          (1) the right to accelerate the maturity of this Note and demand immediate payment of all outstanding principal and accrued interest thereon;

          (2) the right to exercise its right of set-off and all of the rights, privileges and remedies under the Pennsylvania Uniform Commercial Code and all of its rights and remedies under the Loan Agreement, this Note or any other note, or other agreement, instrument or document issued in connection with or arising out of any of the Obligations, or at law or in equity, all of which remedies shall be cumulative and not alternative. Borrower and each other obligor for the Obligations waives and releases any right to require Bank to collect any of the Obligations from any other collateral under any theory of marshalling of assets or otherwise, and specifically authorizes Bank to apply any collateral in which any such obligor has any right, title or interest against any of the Obligations in any manner that Bank may determine; and

          (3) the right upon five (5) days written notice to Borrower forwarded to the address of Borrower on the books of Bank, to begin accruing interest, in addition to the interest provided for above, at a rate not to exceed five percent (5%) per annum on the unpaid principal balance of this Note; provided, however, that no interest shall accrue hereunder in excess of the maximum amount of interest then allowed by law. Such interest shall accrue notwithstanding the entry or obtaining of any judgment and shall be added to and become part of the Obligations. Borrower agrees to pay such accrued interest upon demand. The waiver of any Event of Default shall not be a waiver of any subsequent Event of Default.

WARRANT OF ATTORNEY - Borrower hereby irrevocably authorizes and empowers any Attorney or any Clerk of any court of record upon or after the occurrence of any Event of Default to appear for and CONFESS JUDGMENT against Borrower, (A) for such sums as are due and/or may become due on the Obligations, and/or (B) in any action of replevin instituted by Bank to obtain possession on any collateral securing this Note or securing any of the Obligations, in either case with or without declaration, with costs of suit, without stay of execution and with an amount not to exceed five (5%) percent of the unpaid principal amount of the Obligations, but not less than Five Thousand ($5,000.00) Dollars, added for attorney's collection fees. Borrower: (1) waives the right of inquisition on any real estate levied on, voluntarily condemns the same, authorizes the
Prothonotary  or Clerk  to enter  upon  the  Writ of  Execution  said  voluntary

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condemnation  and  agrees  that  said  real  estate  may be  sold  on a Writ  of
Execution; (2) to the extent permitted by law, waives and releases all relief from all redemption, appraisement, stay, exemption or appeal laws of any state now in force or hereafter enacted; and (3) releases all errors in such proceedings. If a copy of this Note, verified by affidavit by or on behalf of Bank shall have been filed in such action, it shall not be necessary to file the original Note as a Warrant of Attorney. The authority and power to appear for and enter judgment against Borrower shall not be exhausted by the initial exercise thereof, and the same may be exercised, from time to time, as often as Bank shall deem necessary and desirable, and this Note shall be a sufficient Warrant therefore. Bank may enter one or more judgments in the same or different counties for all or part of the Obligations, without regard to whether judgment has been entered on more than one occasion for the same Obligations. In the event any judgment entered against Borrower hereunder is stricken or opened upon application by or on Borrower's behalf for any reason whatsoever, Bank is hereby authorized and empowered to again appear for and Confess Judgment against Borrower; subject, however, to the limitation that such subsequent entry or entries of judgment by Bank may only be done to cure any errors in prior proceedings, only and to the extent that such errors are subject to cure in the later proceedings.

MISCELLANEOUS - Borrower hereby waives protest, notice of protest, presentment, dishonor, notice of dishonor and demand. Borrower agrees to reimburse Bank for all costs, including court costs (whether incurred in any bankruptcy, insolvency, appellate or other proceeding) and reasonable attorneys' fees, incurred by Bank in connection with the collection and enforcement hereof. Interest shall be calculated hereunder for the actual number of days that the principal is outstanding, based on a year of three hundred sixty (360) days. Changes in the rate of interest hereon shall become effective on the days on which Bank announces changes in its Prime Rate. The rights and privileges of Bank under this Note shall inure to the benefit of its successors and assigns. All representations, warranties and agreements of Borrower and each obligor for the Obligations made in connection with this Note shall bind Borrower's and such obligor's personal representatives, heirs, successors and assigns. If any provision of this Note shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, but this Note shall be construed as if such invalid or unenforceable provision had never been contained herein. The waiver of any Event of Default or the failure of Bank to exercise any right or remedy to which it may be entitled shall not be deemed a waiver of any subsequent Event of Default or of Bank's right to exercise that or any other right or remedy to which Bank is entitled. This Note has been delivered to and accepted by Bank in, and shall be governed by, the laws of the Commonwealth of Pennsylvania. This Note replaces and supersedes (but does not extinguish any unpaid Obligations evidenced by or constitute a novation of) that certain Tenth Replacement Revolving Loan Note dated November 21, 1995 in the principal sum of Forty-Three Million ($43,000,000.00) Dollars executed and delivered by Borrower to Bank (under its former name). The parties agree to the jurisdiction of the federal and state courts located in Pennsylvania in connection with any matter arising hereunder, including the collection and enforcement hereof. Borrower has duly executed this Note the day and year first above written and has hereunto set Borrower's hand and seal.


ATTEST:                                      PIERCING PAGODA, INC.


By: /s/ Brandon R. Lehman                    By:/s/ John F. Eureyecko
---------------------------------            ----------------------------------
Name:    Brandon R. Lehman                   Name: John F. Eureyecko
Title: Treasurer                             Title: President


[Affix Corporate Seal]

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